Exhibit 5.1

                                  June 16, 1997


CytoTherapeutics, Inc.
2 Richmond Square
Providence, RI  02906

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 100,000 shares of common stock, $.01 par value (the "Shares"), of CytoTherapeutics, Inc. (the "Company") issuable under the Company's 1992 Employee Stock Purchase Plan (the "Plan").

         We have acted as counsel for the Company in connection with the Plan and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion we have examined the Registration Statement, the Plan, and such other documents as we deemed appropriate.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of this Registration Statement.

                                                              Very truly yours,

                                                              /s/ Ropes & Gray

                                                              Ropes & Gray


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